Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-177419 on Form S-1 of our reports dated March 8, 2012 relating to the financial statements and related financial statement schedules of MONY Life Insurance Company of America (the “Company”), which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which is incorporated by reference in the Prospectus. We also consent to the reference to us under the heading “Financial statements” in the Prospectuses.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 24, 2012